Exhibit 99.1

DOMINION RESOURCES BLACK WARRIOR TRUST RECEIVES

CONTINUED LISTING STANDARD NOTICE FROM NYSE

DALLAS, TEXAS, December 1, 2015…Dominion Resources Black Warrior Trust (NYSE: DOM) (the “Trust”) today announced that on November 24, 2015, the Trust was notified by the New York Stock Exchange (the “NYSE”) of its noncompliance with continued listing standards because the average closing price of its units of beneficial interest (the “Units”) over a period of 30 consecutive trading days had fallen below $1.00 per share, which is the minimum average closing price required to maintain listing on the NYSE.

As required by the NYSE, the Trust plans to notify the NYSE of any intent to cure the deficiency and restore its compliance with the NYSE continued listing standards. As discussed in the Trust’s Quarterly Report on Form 10-Q for the period ended September 30, 2015 filed with the Securities and Exchange Commission on November 23, 2015, Walter Energy, Inc. has initiated bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Alabama Southern Division (the “Bankruptcy Court”). As a result of these bankruptcy proceedings, Walter Energy, Inc. did not pay royalty payments to the Trust that would have typically been paid to the Trust in the third quarter and has not yet paid royalty payments that would have typically been paid to the Trust in the fourth quarter. If the Trust does not receive these royalty payments, the Trust may not be able to cure the deficiency and restore its compliance with the NYSE continued listing standards. The NYSE has notified the Trust that if it is unable to notify the NYSE of the Trust’s intent to cure the deficiency and restore its compliance with the NYSE continued listing standards, the NYSE will initiate procedures to suspend and delist the Units.

The notice has no immediate impact on the listing of the Units, which are currently listed and traded on the NYSE. The Units trade under the symbol “DOM,” but will have an added designation of “.BC” to indicate the status of the Units as “below compliance.”

If the Units ultimately were to be delisted, it could negatively impact the Trust and its unitholders by reducing the liquidity and market price of the Trust’s Units.

Contact:

Ron Hooper

Senior Vice President

Southwest Bank, Trustee

Toll-free – 1-855-588-7839